Exhibit 10.1

BRIGHTCOVE INC.

AMENDMENT NO. 1 TO THE

2012 STOCK INCENTIVE PLAN

The Brightcove Inc. 2012 Stock Incentive Plan (the “Plan”) is hereby amended as follows:

The third sentence of Section 3(a) of the Plan is hereby amended by deleting it and replacing it with the following:

“The shares of Stock underlying any Awards under the Plan and under the Company’s Amended and Restated 2004 Stock Option and Incentive Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan.”

ADOPTED BY THE BOARD OF DIRECTORS:	April 27, 2015